EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2018 Financial Results

•	Net sales of $676 million

•	Net income per share of $0.54

•	Cash and marketable securities of $2.7 billion, net cash of $2.3 billion

•	YTD net bookings of 5.2GWDC; 1.1GWDC booked since prior earnings call

•	Series 6 commercial shipments commenced from third factory location

•	Earnings guidance lowered primarily due to timing of systems project sale

TEMPE, Ariz., October 25, 2018 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2018. Net sales for the third quarter were $676 million, an increase of $367 million from the prior quarter primarily due to ongoing construction activities at the California Flats project and the sale of the Willow Springs and Manildra projects.

The Company reported third quarter earnings per share of $0.54, compared to a loss per share of $(0.46) in the second quarter. Net income increased compared to the prior quarter primarily due to improved net sales, the mix of higher gross profit projects, and lower operating expenses.

Cash and marketable securities at the end of the third quarter decreased to $2.7 billion from $3.1 billion at the end of the second quarter. The decrease primarily resulted from ongoing capital investments in Series 6 manufacturing capacity, ongoing factory ramp activities and the timing of cash receipts from certain systems project sales.

“We had good execution in the third quarter as we closed the sales of certain key projects and delivered solid financial results,” said Mark Widmar, CEO of First Solar. “In addition, with the start of Series 6 production at our Vietnam factory we now have three locations manufacturing our most advanced product. Demand for Series 6 continues to be resilient as demonstrated by bookings of 1.1GWDC since our prior earnings call. This brings our total contracted volume to 11.3GWDC and provides us with a strong competitive advantage as we move forward.”

Guidance ranges for 2018 have been updated as a result of lower expected module sales, higher manufacturing ramp costs and the revised expectation that the Ishikawa project in Japan will now be sold in 2019. The complete update to 2018 guidance is as follows:

2018 GAAP Guidance	Prior	Current
Net Sales	$2.5B to $2.6B	$2.3B to $2.4B
Gross Margin % (1)	20.5% to 21.5%	18.5% to 19.5%
Operating Expenses (2)	$390M to $400M	$345M to $355M
Operating Income	$120M to $160M	$90M to $110M
Earnings per Share	$1.50 to $1.90	$1.40 to $1.60
Net Cash Balance (3)	$2.2B to $2.4B	$2.0B to $2.2B
Operating Cash Flow	$100M to $200M	$(100M) to $0M
Capital Expenditures	$800M to $900M	Unchanged
Shipments	2.8GW to 2.9GW	2.6GW to 2.7GW
——————————

(1)	Includes approximately $100 million of ramp costs

(2)	Includes approximately $90 million of production start-up expense

(3)	Defined as cash and marketable securities less expected debt at the end of 2018

www.firstsolar.com

First Solar has scheduled a conference call for today, October 25, 2018 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at investor.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, November 1, 2018 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 2947631. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2018; the transition to Series 6 module manufacturing in 2018; and our business and financial objectives for 2018. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

www.firstsolar.com

Contacts

First Solar Investors
Steve Haymore
602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,434,883	$2,268,534
Marketable securities	1,295,049	720,379
Accounts receivable trade, net	141,699	211,797
Accounts receivable, unbilled and retainage	421,134	174,608
Inventories	296,038	172,370
Balance of systems parts	51,448	28,840
Project assets	28,978	77,931
Notes receivable, affiliate	21,308	20,411
Prepaid expenses and other current assets	195,552	157,902
Total current assets	3,886,089	3,832,772
Property, plant and equipment, net	1,671,129	1,154,537
PV solar power systems, net	310,493	417,108
Project assets	463,624	424,786
Deferred tax assets, net	108,636	51,417
Restricted cash and investments	341,125	424,783
Equity method investments	3,192	217,230
Goodwill	14,462	14,462
Intangibles assets, net	74,585	80,227
Inventories	124,266	113,277
Note receivable, affiliate	—	48,370
Other assets	96,954	85,532
Total assets	$7,094,555	$6,864,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$154,602	$120,220
Income taxes payable	49,941	19,581
Accrued expenses	433,117	366,827
Current portion of long-term debt	2,618	13,075
Deferred revenue	215,900	81,816
Other current liabilities	12,006	48,757
Total current liabilities	868,184	650,276
Accrued solar module collection and recycling liability	133,965	166,609
Long-term debt	463,485	380,465
Other liabilities	457,964	568,454
Total liabilities	1,923,598	1,765,804
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,814,322 and 104,468,460 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	105	104
Additional paid-in capital	2,816,585	2,799,107
Accumulated earnings	2,389,438	2,297,227
Accumulated other comprehensive (loss) income	(35,171)	2,259
Total stockholders’ equity	5,170,957	5,098,697
Total liabilities and stockholders’ equity	$7,094,555	$6,864,501

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net sales	$676,220	$309,318	$1,087,026	$1,552,803	$2,602,143
Cost of sales	547,093	317,376	795,226	1,258,936	2,115,266
Gross profit (loss)	129,127	(8,058)	291,800	293,867	486,877
Operating expenses:
Selling, general and administrative	33,539	50,854	50,546	125,519	147,702
Research and development	22,390	20,370	20,850	63,084	64,990
Production start-up	14,723	24,352	12,624	76,159	22,155
Restructuring and asset impairments	—	—	791	—	39,108
Total operating expenses	70,652	95,576	84,811	264,762	273,955
Operating income (loss)	58,475	(103,634)	206,989	29,105	212,922
Foreign currency (loss) gain, net	(2,383)	2,422	(3,968)	(2,478)	(6,166)
Interest income	16,456	16,865	8,392	45,145	22,364
Interest expense, net	(3,198)	(6,065)	(4,149)	(14,445)	(19,692)
Other (loss) income, net	(5,971)	(4,328)	2,018	7,635	25,180
Income (loss) before taxes and equity in earnings	63,379	(94,740)	209,282	64,962	234,608
Income tax (expense) benefit	(2,396)	6,164	(7,580)	(7,857)	26,769
Equity in earnings, net of tax	(3,233)	40,085	4,045	35,105	5,462
Net income (loss)	$57,750	$(48,491)	$205,747	$92,210	$266,839

Net income (loss) per share:
Basic	$0.55	$(0.46)	$1.97	$0.88	$2.56
Diluted	$0.54	$(0.46)	$1.95	$0.87	$2.54
Weighted-average number of shares used in per share calculations:
Basic	104,804	104,776	104,432	104,711	104,287
Diluted	106,163	104,776	105,660	106,211	104,889

www.firstsolar.com